Exhibit 34.3

KPMG LLP Suite 1400 55 Second Street San Francisco, CA 94105

Report of Independent Registered Public Accounting Firm

The Board of Directors

First Republic Bank:

We have examined First Republic Bank’s (the Bank) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for residential mortgage loans serviced for others (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(3)(i)(C), and 1122 (d)(4)(xv), which the Bank has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2016. The Bank has determined that servicing criterion 1122(d)(1)(v) is applicable to the activities the Bank performs with respect to the Platform for all transactions and securities in the Platform, including those issued on or before November 23, 2015 for which compliance was previously assessed under other servicing criteria, as applicable, for the assessment period as of and for the year ended December 31, 2016. Appendix A to the Management Assessment identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Bank’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Bank’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.

As described in the Management Assessment, for servicing criteria 1122(d)(4)(iv), 1122(d)(4)(xi), and 1122(d)(4)(xii), the Bank has engaged various vendors to perform the activities required by these servicing criteria. The Bank has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure

Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Bank is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Bank’s eligibility to apply C&DI 200.06

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(4)(x)(C) and 1122(d)(2)(vii)(C), applicable to the Bank during the year ended December 31, 2016.

•	With respect to servicing criterion 1122(d)(4)(x)(C), certain funds held in trust for an obligor (such as escrow accounts) were not returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

•	With respect to servicing criteria 1122(d)(2)(vii)(C), certain reconciliations for asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts were not reviewed and approved by someone other than the person who prepared the reconciliation.

In our opinion, except for the material noncompliance described above, the Bank complied, in all material respects, with the aforementioned servicing criteria, including servicing criteria 1122(d)(4)(iv), 1122(d)(4)(xi), and 1122(d)(4)(xii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2016.

We do not express an opinion or any form of assurance on the statement referring to the remediation of the material instances of noncompliance in the second to last paragraph in the Management Assessment.

San Francisco, California

February 28, 2017